EXHIBIT 19-A
                                Selected Information
                            Relating to the Receivables

                          Ford Credit 1993-B Grantor Trust


Total amount of 1993 distributions to
Class A Certificateholders allocable to principal.....$200,762,156.19

Total amount of 1993 distributions to
Class A Certificateholders allocable to interest .....$ 21,793,281.65

Total amount of Class A servicing fees
paid in 1993 to Servicer..............................$  5,068,205.01